UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Exchange Act of 1934

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Quality Systems, Inc.

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Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Response of a Majority of the Directors of Quality Systems, Inc. to Ahmed Hussein’s Amendment No. 9 to Schedule 13D

Filed With the Securities and Exchange Commission on May 28, 2008

Click here for a more detailed response to Mr. Hussein's 13D

●	The views of a majority of the Board of Directors are set forth below:

I. General Response
Mr. Hussein’s filing is materially inaccurate and misleading. He has repeatedly displayed a disregard for the truth and an unwillingness to behave in a constructive manner as a responsible director of a public company as further described below. His actions have been and continue to be detrimental to the shareholders of our Company. Despite his unfounded protests, the majority of our Board, representing a majority of our shareholders, is committed to creating value for all of our shareholders.

II. General Rebuttal to Main Themes of Ahmed’s 13D
Mr. Hussein’s 13D theme is that he is a champion of good corporate governance. Nothing could be further from the truth. In fact, he has in the past and continues to exhibit behavior that is inconsistent with good corporate governance. He has failed to attend Board and committee meetings in protest, failed to prepare for meetings, been unable to work with other Board members in a collegial and collaborative manner and waged frequent, unsubstantiated attacks against other directors, advisors and company counsel. He has submitted public filings to the SEC that contain inaccuracies and misstatements, and violated Company policy and compromised the Company with respect to sensitive and confidential Company information. As a result of his behavior, the majority of the Board of Directors has resolved that Mr. Hussein will not be nominated as a candidate for the Board of Directors at the 2008 annual shareholders meeting.

●	Overview of specific themes of Mr. Hussein’s Schedule 13D filing:

1.0 The Chairman of QSI (Sheldon Razin) controls corporate governance at QSI
This statement is false. The Board acting as a whole controls corporate governance, not Sheldon Razin.

2.0 The reasons the parties entered into the Settlement Agreement
A little background is necessary here. Mr. Hussein launched a proxy fight and sought to elect three directors to the Board at the Company’s annual meeting on September 21, 2005. When only two of his nominees were elected to the Board, he claimed voting procedure irregularities and appealed to the independent inspector of elections, IVS. IVS rejected his claim. He then filed suit in Superior Court in Orange County, California. He lost again. He then launched an appeal of his case. This process led to Mr. Hussein and the Company entering into a settlement agreement on August 8, 2006. QSI hoped to save QSI shareholders the expense associated with further litigation. It offered to give Mr. Hussein a third seat on QSI’s Board and representation on key committees in exchange for a promise of, among other things, no litigation for two years (until the 2007 annual shareholders’ meeting). Furthermore, Mr. Hussein acknowledged the independence of Mr. Razin and promised to refrain from attacking him or the Company on such basis during the term of the Settlement Agreement. In the course of the negotiations with Mr. Hussein’s counsel, Mr. Hussein said he would not make a direct statement confirming Mr. Razin’s independence. Rather, he said that since the Settlement Agreement specified that Mr. Razin would serve on Committees that required all of the members to be independent, the Agreement would suffice to confirm Mr. Razin’s independence. In essence, Mr. Hussein obtained a third seat on the Board and significant representation on the Company’s committees. QSI obtained two years of freedom from continued harassment, legal expense and negative publicity (which the Company believed was hurting its sales).

3.0 The Settlement Agreement between the Company and Ahmed Hussein dated 08/08/06 – a copy of the Settlement Agreement may be viewed by clicking here.

Mr. Hussein told the Company that he had certain expectations
This is inconsistent with the terms of the Agreement and irrelevant. The Settlement Agreement spelled out the expectations of the parties to the Agreement. Furthermore, Mr. Hussein and his lawyers worked and reworked the Settlement Agreement consistently during a period of approximately thirty days after the Agreement was first drafted. He was not in any way misled or enticed into signing the Agreement. He and his counsel understood every term in its entirety.

The Company violated the Settlement Agreement
This is not true. In fact, Mr. Hussein has continually violated the Settlement Agreement. Specifically, almost immediately after he entered into the Settlement Agreement whereby he implicitly acknowledged Mr. Razin’s independence and promised not to attack him or the Company on such grounds, he placed a phone call to Nasdaq in an attempt to get that body to investigate the Company and Mr. Razin’s independence. (It should be noted that after examining the facts, Nasdaq promptly closed the matter.)

The Settlement Agreement prohibited the Company from retaining the services of its existing general counsel
The Settlement Agreement did say that the Company would hire new Board Counsel in a prescribed manner. The Board Counsel would also take the minutes of Board meetings. The Company did exactly that. It hired Mark Shurtleff, a partner in the firm of Gibson, Dunn & Crutcher – a well known, large international law firm. Mr. Shurtleff then proceeded to take the minutes of the Board meetings. Mr. Hussein, continuing the practice he has adopted with the Company’s general counsel, verbally harassed Mr. Shurtleff, accusing him of taking “concocted and inaccurate” Board meeting notes.

It is important to note that Section 3.3 of the Settlement Agreement states: “Nothing in this section shall limit the Company’s ability to seek legal advise or representation from any attorney or law firm. including attorneys or law firms that it has retained in the past.” This provision clearly states that the Company could continue to use the services of its existing general counsel, which it has engaged in such capacity over the past 11 years.

RESPONSE TO SCHEDULE 13D FILING

The following responds to statements set forth in Ahmed Hussein’s Amendment No.9 to Schedule 13D filing with the Securities and Exchange Commission on May 28, 2008. Statements by Mr. Hussein are followed by the Company’s response indicated by the bolded text.

In Amendment No. 8, the Reporting Person disclosed his concerns about the structure of the Board of Directors of the Company (the "Board") and the corporate governance of the Company under the control of the Chairman. [Company Response: The Company disagrees with this statement: The Chairman does not control corporate governance or the Company, the Board of Directors as a whole does.]
In 2006, the Reporting Person indicated to the Company that he intended to nominate three individuals (the "Hussein Nominees") to stand for election to the Company's Board at its 2006 Annual Meeting of Shareholders and to solicit proxies in support of their election.

After being approached by the Company [Company Response: Mr. Hussein was initially approached by one of the members of senior management, Pat Cline, who was concerned about the discord at the Board level and attempted to broker a settlement between the contesting factions. Once it was determined that Mr. Hussein and the Company would participate in that process, the Company and Mr. Hussein each engaged their respective counsel, who negotiated a settlement agreement.], the Company and the Reporting Person entered into a settlement agreement dated August 8, 2006 (the "Settlement Agreement") whereby the Company agreed to nominate the Hussein Nominees for election to the Board at the 2006 Annual Meeting of Shareholders and the 2007 Annual Meeting of Shareholders (together, the "Annual Meetings").

In exchange, the Reporting Person agreed in the Settlement Agreement, among other things, to refrain from submitting any shareholder proposal or director nominations at the Annual Meetings and to terminate his pending litigation, which was then on appeal, with the Company concerning the election of directors in connection with the 2005 annual meeting. [Company Response: The case was on appeal by Mr. Hussein because he had lost his case before the California Superior Court after a full evidentiary hearing. Mr. Hussein had previously lost another appeal to the Independent Inspector of Election – IVS that was brought on similar grounds. The Company believes it was in Mr. Hussein’s interest to enter into the Settlement Agreement to avoid a lengthy and costly appellate process.]

Prior to entering into the Settlement Agreement, the Reporting Person told the Company, that the Reporting Person had the following expectations as a result of the Settlement Agreement:

1)	removal of the Company's present legal counsel;

2)	keeping accurate board and committee minutes, which could be achieved by taping, stenographing, or the taking of the minutes by a third party acceptable to both sides;

3)	balancing the standing independent directors committees and making sure they are not controlled by the Chairman or management; and

4)
the Chairman, under the Settlement Agreement, conducting himself in a way consistent with the status of an independent director. [Company Response: The Company believes that Mr. Hussein’s personal expectations are unfounded and contrary to the terms of the Settlement Agreement, which Mr. Hussein signed after extended and detailed negotiations in which Mr. Hussein was represented by legal counsel. Furthermore, the Settlement Agreement specifically states in Section 4.2 that it sets forth the entire understanding of the parties to the Agreement.]

FROM THE SETTLEMENT AGREEMENT - SECTION 4.2: Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The parties hereto may not amend or modify this

Agreement except in such manner as may be agreed upon by a written instrument executed by all of the parties hereto.

The Settlement Agreement was drafted by the Company's lawyers. [Company Response: The Settlement Agreement was highly negotiated and resulted from a process involving many drafts that were reviewed and edited by legal counsel for the respective parties. The Agreement reflects the understanding of both parties – each represented by legal counsel throughout the process.]

The Reporting Person entered into the Settlement Agreement in good faith. [Company Response: Despite Mr. Hussein’s assertion, Mr. Hussein’s actions after entering into the Settlement Agreement cast doubt on his claim to be acting in good faith. Almost immediately after entering into the Settlement Agreement, Mr. Hussein placed a phone call to Nasdaq in an attempt to get that body to investigate the Company and Mr. Razin’s independence - notwithstanding that Mr. Hussein had agreed under the Settlement Agreement to place Mr. Razin on Board committees that required all members to be independent directors. After examining the facts, Nasdaq promptly closed the matter.]

FROM THE SETTLEMENT AGREEMENT SECTION 3.6(a): During the Standstill Period, Hussein agrees that Hussein and his Affiliates (each, a “ Hussein Party”) shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way ... (ii) accusing or implying that the Company or any Company Party engaged in any wrongful, unlawful or improper conduct or (iii) asserting, implying or suggesting that any Majority Nominee other than Louis Silverman and Patrick Cline is not an independent Director.

After the new Board was elected pursuant to the Settlement Agreement, the Reporting Person believes that the Chairman's interpretation of the Settlement Agreement was to allow himself total control of the independent directors' committees and the ability to keep present counsel and to engage other counsel of his choosing. [Company Response: This is an expression of Mr. Hussein’s “belief”. Nevertheless, the fact is that under the terms of the Settlement Agreement, the key Nominating and Compensation Committees were both populated with 4 persons – 2 nominated by Mr. Hussein and 2 nominated by Mr. Razin.]

The Reporting Person's advisors informed the Company's lawyers that the interpretation of the Settlement Agreement by the Chairman, supported by management and the directors he had nominated to the Board, was unreasonable and inconsistent with the Reporting Person's announced intentions when he entered into the Settlement Agreement. [Company Response: The “advisors” that Mr. Hussein refers to are not independent parties, but are attorneys from several law firms he has engaged to assist him in advocating his position. These paid advocates have provided the Company with Mr. Hussein’s position, and, after consideration, the majority of the Board disagrees with his position, as does the Company’s management, general counsel and special counsel. The Company notes that in addressing similar issues raised by Mr. Hussein during the course of many years, the majority of the Board, management and counsel similarly disagreed with Mr. Hussien’s position]

The Reporting Person's advisors explained that, if accepted, the Chairman's interpretation of the Settlement Agreement would have meant that the Reporting Person would have given up his claims against the Chairman and other directors involved in exchange for no material consideration. [Company Response: The Company disagrees with the characterization suggested by Mr. Hussein’s paid “advisors”. Under the settlement, the Company agreed that Mr. Hussein would be able to nominate 3 directors on the Company’s Board and would obtain representation on all of the Company’s 4 major committees (including half the members of the Nominating and Compensation Committees), without the need to engage in the time and expense of a proxy contest. The Company believes that Mr. Hussein received valuable consideration in exchange for withdrawing an unfounded claim].

Obviously, that was not the Reporting Person's intention. The Reporting Person's advisors further pointed out that any ambiguity in the interpretation of the Settlement Agreement must be resolved in the Reporting Person's favor, as a matter of law, since the Company's lawyers were the ones who drafted the Settlement Agreement. [Company Response: The Company disagrees with the assertion that the Settlement Agreement is ambiguous, as well as the assertion that the Company’s lawyers were solely responsible for the preparation of the agreement. Again, the Agreement was heavily negotiated with Mr. Hussein’s lawyers, who had a major role in drafting the Agreement, and clearly sets forth the rights and obligations both parties.]

The Company described its understanding of the terms of the Settlement Agreement in its Proxy Statement filed with the Securities and Exchange Commission on July 9, 2007.

The Company's interpretation of the Settlement Agreement is substantially different from the understanding of the Reporting Person when he entered into the Settlement Agreement. [Company Response: Mr. Hussein’s understanding is set forth in the text of the Settlement Agreement. Section 4.2 of the Settlement Agreement, signed by Mr. Hussein, states this quite clearly. (see above re Section 4.2).]

The Reporting Person disputed (and continues to dispute) the Company's interpretation. In order to resolve the dispute, the Reporting Person offered to enter into binding arbitration with the Company. The Company did not respond in any material fashion to the offer of binding arbitration nor did it provide the Reporting Person with all of the information he and other minority directors requested. [Company Response: The meaning of those portions of the Settlement Agreement contested by Mr. Hussein is clear. Accordingly, the Board voted against submitting this matter to arbitration because the meaning is quite easily understood from the plain text of the Agreement – and Mr. Hussein’s interpretation had no support in the clear language of the Agreement.]

The Reporting Person remains concerned about the corporate governance of the Company and the structure of the Board of Directors. One of the Reporting Person's concerns is the Company's legal counsel. [Company Response: Mr. Hussein’s concern over the Company’s external legal counsel surfaced after such counsel ruled against him on a legal interpretation involving a Board vote which had the effect of removing Mr. Hussein from his control of the Chairmanship of all the Company’s committees (including its Audit Committee) and his position as the Company’s Lead Director – all while owning, at the time, less than 20% of the Company’s shares. He has also demanded the removal of the law firms of Sullivan & Cromwell, Gibson Dunn & Crutcher and Latham & Watkins – in each case claiming that these large, reputable international law firms were under the Chairman’s control or appointed under an improper scheme promoted by the Company’s Audit Committee Chairman.]

The lawyer that the Reporting Person intended to be removed as the Company's counsel under the Settlement Agreement was not removed. Instead, he continued to work for the Company and assumed the various responsibilities of corporate counsel, Board counsel, and general counsel. [Company Response: All of the aforementioned roles played by counsel are usual and customary, and are clearly permitted by law and the terms of the Settlement Agreement (see immediately below).]

FROM THE SETTLEMENT AGREEMENT - SECTION 3.3 Board Proceedings and Counsel. After the 2006 Annual Meeting and during the Standstill Period, the Board shall appoint as its counsel an independent, national law firm with an office in Orange County, California that is approved by the Nominating Committee. The responsible partner from that firm, who shall also be based in Orange County, shall be responsible for preparing Board minutes. Nothing in this section shall limit the Company’s ability to seek legal advice or representation from any attorney or law firm, including attorneys or law firms that it has retained in the past.

The lawyer also acted as corporate secretary. [Company Response: This is incorrect. The Company’s legal counsel has attended Board meetings for purposes of taking notes and preparing draft Board minutes. This is a common practice. The Company’s corporate secretary, an officer of the Company, is Paul Holt (who is also its CFO).]

To the Reporting Person's knowledge, even though he assumed these various roles, the lawyer has no written contract with the Company that defines his relationship to the Company or spells out his duties and responsibilities. [Company Response: The Board has voted and confirmed the representation by the Company’s current external general counsel. No such written arrangement is required under applicable law and the Board has not sought one. The Company’s legal counsel carries out responsibilities that are usual and customary for such position. This arrangement has been in effect for over 11 years.]

The lawyer has also represented the Chairman and other Board members and was involved in the formation of a Special Committee that continues to operate after the Settlement Agreement, and the Reporting Person believes that that seems designed to prevent the Reporting Person from raising any corporate governance issues. [Company Response: Counsel drafted the resolutions of the Board which established the Special Committee. Drafting Board resolutions is a typical responsibility of legal counsel. The Special Committee was formed by a majority of the Board after it determined that such a committee was needed to, among other things, prevent harm to the Company’s shareholders as a result of the actions of Mr. Hussein. The Special Committee has separate outside legal counsel; the lawyer referred to is counsel to the Company, not the Special Committee.]

The Special Committee lacks transparency and fails to divulge its minutes to the other members of the Board.

The Reporting Person believes that the Special Committee operates in direct conflict with open governance and functions autonomously without any supervision by the rest of the Board of the Directors. [Company Response: The Special Committee is concerned with threats of litigation by Mr. Hussein against the Company, its Board members, management, advisors and others. As such, its minutes are generally subject to privilege against disclosure to adverse parties such as Mr. Hussein. The Special Committee is a function of and subject to the will of the majority of the Board.]

It is an example of the need for a balanced Board and balanced committees as well as impartial legal counsel.

Despite the Reporting Person's efforts, The Reporting Person believes that the Board minutes continue to be inaccurate, incomplete, and misleading. These minutes are not acceptable to the Reporting Person and to the directors that the Reporting Person has nominated to the Board. [Company Response: A majority of the Board reviews, discusses, modifies (when necessary) and then approves each set of minutes. The minutes are sent out well in advance of each Board meeting and, if there are any changes desired, those changes are noted on the latest draft for submission to the full Board at its next meeting. At the next meeting of the Board, a majority of the Board approves any changes and then approves the minutes generally. This is a customary procedure for the approval of Board minutes. During his tenure on the Board, Mr. Hussein has objected to every person who has recorded the minutes (other than his personal attorney) including the two CFO’s of the Company, general counsel, special board counsel, other attorneys from general counsel’s office and the Chairman of the Compensation Committee].

A call to tape or stenograph the meeting minutes was rejected by the Board. [Company Response: A majority of the Board has repeatedly rejected this suggestion. The majority of the Board believes that such action is not customary or in keeping with best practices.] The Chairman, supported by management and the directors he nominated to the Board, refused to allow the minority shareholders an expression of their views to be added to the minutes in writing. [Company Response: Mr. Hussein has repeatedly attempted to add material to the Board minutes that he developed after the meeting has ended – often memoranda providing his view of individual board members, management and Company advisors and including points that were never discussed during the course of the meeting itself. Mr. Hussein has been informed that it is improper to represent matters as having occurred in the meeting when in fact they did not. However, Mr. Hussein has been invited to submit his statements/memoranda at the next Board meeting at which time they would be properly reflected in the Board minutes.]

The Chairman and his directors have also refused to allow the Reporting Person's lawyer to attend certain meetings of the Board. [Company Response: As a matter of proper corporate governance, guests of the Board must be invited to attend its meetings by a majority of the Board. When he makes such a request, the Board will respond to it through the vote of a majority of its members as is proper corporate governance in such instances.]

It is the Reporting Person's opinion that even if taken at face value, the minutes of the Board meetings amply demonstrate:

1) The Board's inability to govern the Company or oversee management, given the control by the Chairman over the independent directors. Change in management favored by almost all the independent directors, and that was even promised by the Chairman, was not implemented. The Chairman said that it was not the right time to do so, but gave no rationale for his change of mind and no time table. [Company Response: The Board adopts appropriate resolutions for the governance of the Company when it determines that such matters are in the best interest of the Company and its shareholders. If the Board desires a particular action to be taken, such as the termination of executive level personnel, it will do so at a duly convened meeting through the vote of a majority of its members. This did not occur.]

2) The inability of the Board to address the status of the Chairman's independence, independently of the Chairman. The Reporting Person and the directors who were nominated by him realize the Chairman's actions are totally inconsistent with the Chairman's claim of the status of an independent director. They called for an independent evaluation of the status of the Chairman. The Board has refused, and continues to refuse, to address the issue in any material way. [Company Response: The subject of the independence of the Chairman and other Board members has been addressed at past Board meetings, by special legal counsel, by general counsel, by the Audit Committee Chairman and has, again, been most recently been confirmed by the Company’s Board of Directors at its meeting on May 29, 2008. In the latest assessment, all of the Company’s nonemployee directors were determined by a clear majority of the Board to be independent under applicable law and regulations.]

3) The Chairman on numerous occasions acted in a controlling, executive fashion without the Board's knowledge. The Chairman's actions are totally inconsistent with his claim of independence. Management and the directors nominated to the Board by the Chairman acted zealously to cover up for the Chairman's actions. [Company Response: The Company disagrees with this statement. The majority of the Board are elected by the shareholders after nomination by the Nominating Committee and the Board - and they represent the interests of all the Company’s shareholders. Furthermore, Mr. Hussein has not provided any detail as to the “actions” about which he complains, and he provides no evidence to support his assertion.]

4) Correspondence by the Reporting Person and others raising the issue of the Chairman's independence and his executive actions was attacked on a personal level by one of the directors nominated by the Chairman. [Company Response: The director in question, the Audit Committee Chairman, was not nominated by the Chairman.] This particular director attacked other directors' competence, integrity, and motives in raising governance issues. This particular director alleged that the Reporting Person violated certain laws when the Reporting Person chaired the Audit Committee of the Company. The Reporting Person explained to the directors that they legally could not allow such an unfounded accusation and that they had to investigate this director's claims in order to safeguard the Company and to satisfy disclosure requirements if there are grounds for such unfounded accusation. The Chairman and those directors he nominated to the Board voted against requiring this director to disclose the alleged basis of his unfounded accusation. Instead of receiving reasonable answers, the Reporting Person received some threats from this director and from the Special Committee discussed above. [Company Response: Mr. Hussein is referring to the Company’s Audit Committee Chair who was concerned over certain actions taken in the past that exhibit questionable behavior by Mr. Hussein. The Audit Committee Chairman has asked interested Board members to speak to Mr. Hussein about this matter.]

5) The agenda of the Board meetings and minutes are controlled. The Board meetings are conducted by the Chairman to allow no viable dissent. The Chairman uses his controlling position to effectively silence all opposing opinions at Board meetings. He does so by, among other ways, not allowing adequate time for questions, regularly declaring the Reporting Person to be out of order, refusing to let him speak, refusing to answer his questions, and threatening to eject him from Board meetings and from the Board. The lawyers for the Reporting Person received hostile correspondence from the lawyer representing the Special Committee. [Company Response: Mr. Hussein is provided more time to speak than any other member of the Board. He frequently uses that time to make loud and lengthy denunciations of the Company, its management and its advisors and then refuses to yield the floor to other Board members that desire to speak, thus preventing the Board from conducting business until he is ordered to cease. Mr. Hussein has frequently raised his voice and used insulting language directed at other Board members and others during Board meetings, again, not permitting others to respond. As a result, on several occasions he has been warned to cease behaving in such manner on threat of being expelled from the meeting. On a number of occasions he has been formally reprimanded by the Board for his behavior. The Board has also formally reprimanded him for refusing to attend important Board and committee meetings as a form of protest.]

6) The Company failed to develop a coherent strategy and business plan approved by the Board. The Reporting Person fails to understand the business justification or underlying concepts for the budget approved by the Board.

7) Failure to meet performance targets is not addressed in a material way by the Board. Instead, the Board is willing to increase equity compensation for management, as described below. [Company Response: This is incorrect. For fiscal year 2008, management did not earn any equity compensation under the Company’s compensation program.]

8) The Board fails to discuss why the Company headquarters, its legal representation and its board and committee meetings are held in Orange County, California, when in excess of 90% of the business is on the East Coast. [Company Response: The Board has voted on several occasions over several years as to the location of its meetings – it has determined that the executive offices are where it would like to meet. Mr. Hussein has residences in Cairo, Egypt and New York City and prefers otherwise.]

In fiscal year 2007, the independent directors voted 4-3, in favor of awarding management significantly more options ten months into the fiscal year without changing the previously set business goals to be met by management. The Chairman, who the Reporting Person as well as other directors believe should clearly not be considered independent, cast the deciding vote. [Company Response: It is incorrect to characterize the Chairman’s vote as the “deciding vote.” Any of those in the majority may be deemed to have cast the vote that provided the majority, since all Board members voted at the same time. The fact is that a majority of those voting approved the matter, including a majority of the independent directors of the Company. Moreover, the only directors who appear to agree with Mr. Hussein’s conclusion concerning the Chairman’s independence are Mr. Hussein’s nominees.]

The Reporting Person believes that: [Company Response: These are matters of Mr. Hussein’s beliefs which are not stated as matters of fact. Accordingly, they should be given weight as such.]

1) Disclosure to the shareholders of this change in management's compensation was unsatisfactory because it was lacking in clarity. [Company Response: Management’s compensation is clearly stated in the Company’s SEC filings.] The Reporting Person could see no business reason to significantly alter the number of options awarded to management, given that the performance of the Company failed to meet projections. [Company Response: The majority of the Board disagrees.]

2) The growth of the Company has suffered from abuse of governance. The Reporting Person and the directors that he nominated to the Board, felt concern about the legality of changing the number of options awarded to management ten months into the year. [Company Response: Again, this was reviewed, discussed, voted upon and approved by a majority of the independent directors and promptly and clearly disclosed to the public in a Form 8-K.]

The Reporting Person believes that the Chairman has recently solicited a major transaction for the Company, and involved at least one member of management. The Chairman's actions appear to have spanned three or four months without informing the Board or the Transaction Committee. There was no prior discussion by the Transaction Committee or the Board about the possibility of such a transaction. [Company Response: In fact, these matters were discussed at length – however, Mr. Hussein refused to attend the meetings of the Transaction Committee (of which he is Chairman) and the Board that covered these matters – and now complains that he was not informed of the details. The Company receives investment/transaction inquiries on a regular basis. However, in the two years that he has been Chairman of the Transaction Committee, Mr. Hussein has never called a meeting of that Committee. As a result, members of the Committee were forced to call a special meeting on their own – which Mr. Hussein refused to attend.]

The directors did not question the Chairman's apparent unilateral actions and hastily responded by forming a Special Committee composed of the Chairman, the CEO of the Company, the President of the NextGen Healthcare Information Systems division, and another director, to handle the transaction. The Reporting Person considers the formation of this committee to handle this particular transaction to be a clear violation of the Bylaws of the Company. [Company Response: Mr. Hussein provides no explanation as to how the Bylaws have been violated. Mr. Hussein has repeatedly claimed that the Board or management or the Company’s advisors are violating the Company’s Bylaws, but when asked to identify the Bylaw violation he has failed to do so. The Board still awaits the basis for his latest claims of “Bylaw violations” – and has been waiting for months. ]

The new Special Committee employed lawyers and other professionals. The Special Committee did not give progress reports when asked. [Company Response: This is not true. Information was supplied [to Mr. Hussein] – even after he refused to attend the meetings at which this matter was discussed in detail.] The Reporting Person understands now that the potential transaction has been aborted. The Reporting Person is still trying to evaluate the possible damage this event may have caused. [Company Response: The majority of the Board finds it very disturbing that a Board member would elect to make public disclosure of a highly confidential matter affecting the Company. The majority of the Board believes that such action fails to take into consideration the best interests of the Company and its shareholders, as “leaking” information of this type has the potential to seriously harm the Company by impeding its sales and marketing efforts and by causing potential buyers and target companies to be wary of approaching the Company.

The Company's lawyers consistently denied information requested by the Reporting Person or his lawyers, which the Reporting Person feels is necessary to fulfill his fiduciary responsibilities and to protect his interests and the interest of shareholders, other than the Chairman. [Company Response: This is not true. The information was supplied [to Mr. Hussein] – despite the fact that he refused to attend the meetings at which these matters were discussed. Mr. Hussein, through his attorney, has over the past few years initiated a letter writing campaign which appears to be designed to harass the Company, its management and advisors rather than to obtain information.]

In another recent transaction, the Board authorized the President of NextGen to act as the Transaction Committee of the Board over strong objection by the Reporting Person, as the chair of the Transaction Committee. The President of NextGen proceeded to conclude a transaction that was hastily rubber stamped by the Transaction Committee and the Board. [Company Response: As detailed below, the Board disagrees with these assertions]

The Reporting Person, as well as the directors who were nominated to the Board by the Reporting Person, believes that the transaction was conducted by management and improperly supervised by the Chairman. [Company Response: This transaction received the recommendation of the Transaction Committee and the approval of the Board. The Chairman did not supervise the transaction.] While the Chairman, the CEO of the Company, and the President of NextGen had ample opportunity to conduct their due diligence, other members of the Board, including the Reporting Person as the Chairman of the Transaction Committee, were denied the ability to fulfill their fiduciary function. [Company Response: As discussed above, Mr. Hussein refused to participate in the meetings at which these matters were discussed in detail, including by refusing to attend a meeting of the Transaction Committee, of which he is Chairman.]

The transaction was ultimately consummated at an extremely large multiple of the unaudited 2007 EBITDA. Company management justified the transaction based on unusually high expectations for performance in 2008 but nevertheless paid over 90% of the maximum possible price up front. Ancillary costs for employee retention contracts plus incentive options will be incurred in addition to the sale price.

The final vote by the Board was 5-3 with management, the Chairman, and two of his nominees voting for the transaction that was not overseen in any material way by the independent directors. The transaction did not have the approval of the majority of the independent directors of the Company at the board meeting, where the transaction was approved. [Company Response: The transaction required the approval of a majority of the Board – which it received. Further, as a point of information, but not necessary to conclude that the transaction was properly approved, a majority of independent directors did approve of the transaction, since Mr. Love, an independent director who was absent from the Board meeting at which the transaction was approved, approved the transaction the subsequent Board meeting held on May 29, 2008.]

The Reporting Person believes that the Chairman's executive and controlling actions are totally inconsistent with his claim of being an independent director. The Chairman is the chair of the Nominating Committee. The Chairman will be controlling the nominating process. The Reporting Person does not plan to support the slate of directors nominated by the Company. [Company Response: We note that in this filing, Mr. Hussein is announcing his objection to the Company’s slate of directors, sight unseen.]

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Background on Mr. Hussein

For all of their volume and bluster, Mr. Hussein’s proxy materials have remarkably little to say about the man himself, his personal and business experience and his business plan were he to seize control of Quality Systems. When you learn a bit more about him, you can understand his reticence on these subjects. A close examination of his record reveals an undistinguished career and documented examples of value destruction and untrustworthy behavior, including:

•	Mr. Hussein's (unsuccessful) litigation over his termination from Dean Witter for violations of company policy, including making a false statement in an internal questionnaire, as described here.

•
Litigation brought by a client relating to, among other things, excessive trading in a discretionary account managed by Mr. Hussein on behalf of an elderly couple which resulted in the account value dropping from over $2.4 million to approximately $70,000. The client’s case was ultimately settled by Mr. Hussein's employer for $2.5 million (see the Frota case link below).

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The American Stock Exchange's censure of Mr. Hussein in connection with his handling of the Frota account. The exchange found that, among other things, Mr. Hussein excessively traded and churned the customer’s account for the purpose of generating commission income, misrepresented the status of the account to the customer and provided materially false and misleading information about the status of the account (see the Frota case link below).

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Proceedings brought with respect to Mr. Hussein’s nonpayment of income taxes aggregating approximately $700,000 for tax years 1983 and 1984, as described here. Mr. Hussein underpaid his personal income taxes and later claimed that he did not have the means to pay the taxes he owed.

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Mr. Hussein’s involvement with SIMO, which experienced significant financial difficulties during Mr. Hussein's tenure as Board chairman. SIMO was a successful Egyptian paper company, privatized by the Egyptian government in June 1997 in which Mr. Hussein acquired a majority stake and was appointed Chairman of the Board. During his term as Chairman, SIMO’s financial position deteriorated, incurring losses to the extent that its employees were not being paid during certain periods of 1998. Ultimately Mr. Hussein was removed from his position as Chairman by the Companies Authority in the Egyptian Ministry of the Economy (see SIMO link below).

•	Mr. Hussein's unsuccessful litigation against Quality Systems disputing the results of the 2005 director of elections (see Hussein's 2005 Attempt tab).

We believe the Frota and SIMO examples are highly relevant given that Mr. Hussein is now asking two things of Quality Systems shareholders: 1) to turn over control of the company to him by electing him and his hand-picked slate of director nominees; and 2) to change our corporate bylaws to alter the definition of an independent director, thus minimizing the influence of Sheldon Razin, our independent Chairman, while increasing Mr. Hussein’s own influence. The details in the links below clearly show why this would be a risky gambit for shareholders to take.

Ahmed Hussein’s Civil Suits, Regulatory Actions & Customer Complaints 1985-2002

During the course of his career, Mr. Hussein has been involved, as a plaintiff and as a defendant, in a number of lawsuits, regulatory actions and related complaints from his own clients.  The timeline included in the link below provides an illustration of his pattern of litigious behavior.

- Timeline of Ahmed Hussein’s Civil Suits, Regulatory Actions & Customer Complaints

Frota vs. Prudential-Bache Securities, Inc., Ahmed Hussein & John Rasweiller
-	Summary of the Case and ASE Censure
-	American Stock Exchange Decision

Middle East Paper Company (SIMO)
-	SIMO Overview
-	Excerpts from Post Privatization Development of Former Law 203 Companies